CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 29, 2024, relating to the consolidated financial statements and financial highlights of Return Stacked® Balanced Allocation & Systematic Macro Fund (formerly Rational/ReSolve Adaptive Asset Allocation Fund), a series of Mutual Fund and Variable Insurance Trust, for the year ended December 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

December 30, 2024